SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 7, 2005 (January 3, 2005)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(214) 303-3400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 3, 2005, our subsidiaries that are party to our receivables-backed facility entered into an amendment of the facility, pursuant to which (i) two more of our subsidiaries, Horizon Organic Holding Corporation and White Wave, Inc., became parties to the facility, (ii) the facility purchase limit was increased from $500 million to $600 million, and (iii) the facility termination date was extended by two years to November 17, 2007. The amendment also modified a definition used in calculating the yield and servicer loss reserve under the facility, which we expect to slightly increase our borrowing capacity under the facility. The amendment is Amendment No. 5 to our Fourth Amended and Restated Receivables Purchase Agreement, and is by and among (1) Dairy Group Receivables, L.P., Dairy Group Receivables II, L.P., Specialty Group Receivables, L.P., Dean National Brand Group, L.P., Horizon Organic Holding Corporation and White Wave, Inc., all of which are our subsidiaries, (2) the companies and financial institutions that are party to our Receivables Purchase Agreement, (3) JPMorgan Chase Bank, N.A., as agent, and (4) us, as provider of certain performance undertakings on behalf of our subsidiaries.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     In August 2004, we announced our intention to consolidate the operations of the three independent operating units included in our Branded Products Group segment into a single business unit. The consolidation became effective on January 3, 2005. Operationally, we expect the consolidation to continue through the end of 2005.

     Upon the effectiveness of the consolidation on January 3, 2005, Steven A. Demos was appointed as President of the newly combined business unit, which has been named White Wave Foods Company. Mr. Demos, age 54, served as President of White Wave, Inc., one of the three independent businesses that were joined to form White Wave Foods Company, from 1977, when he founded the company, through the end of 2004.

     As a result of our acquisition of legacy Dean Foods Company in December 2001, we acquired a 37.2% interest in White Wave, Inc., maker of Silk soymilk and other soy products. In May 2002, we bought the 62.8% of White Wave, Inc. that we did not already own from Mr. Demos and others for a total purchase price of approximately $192.8 million. At the time of the acquisition, we established the White Wave Performance Bonus Plan, pursuant to which we agreed to pay Mr. Demos and certain other members of White Wave, Inc.’s management team bonuses conditioned upon achieving certain sales growth targets by March 2004. The sales targets were achieved and Mr. Demos was paid a bonus of approximately $11 million in 2004 under the White Wave Performance Bonus Plan. Mr. Demos’ wife, who was the Vice President of Sales for White Wave, Inc. until her retirement in April 2003, was paid an additional approximately $1.6 million in 2004 under the White Wave Performance Bonus Plan. Mr. Demos’ wife was also a shareholder of White Wave, Inc. prior to our acquisition of the company in May 2002.

     Mr. Demos’ base annual salary for 2005 is $525,000. His target bonus for 2005 will be 75% of his base annual salary, conditioned on the achievement of certain operating and financial goals for the new White Wave Foods Company, which goals will be established by the Compensation Committee of our Board of Directors. We also expect to grant long-term incentives to Mr. Demos in 2005 in such amounts and on such terms as may be determined by the Compensation Committee of our Board of Directors.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Amendment No. 5 to Fourth Amended and Restated Receivables Purchase Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 7, 2005	DEAN FOODS COMPANY

	By:	/s/ Lisa N. Tyson

Lisa N. Tyson Senior Vice President and Deputy General Counsel